April 2008 Pricing Sheet dated April 23, 2008 relating to Preliminary Pricing Supplement No. 577 dated March 25, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Auto-Callable Securities due May 7, 2010
Based on the Value of the NASDAQ-100 Index®

PRICING TERMS – APRIL 23, 2008
Issuer:	Morgan Stanley
Underlying index:	NASDAQ-100 Index®
Aggregate principal amount:	$2,430,000
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	April 23, 2008
Original issue date:	April 30, 2008 (5 business days after the pricing date)
Maturity date:	May 7, 2010
Determination dates:	#1: May 4, 2009	#2: November 4, 2009	Final: May 4, 2010
Early redemption payment:
If, on either of the first two determination dates, the underlying index closing value is greater than the initial index value, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:

▪ 1st determination date: $10.90
▪ 2nd determination date: $11.35
Payment at maturity (per security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the underlying index closing value on the final determination date is:
▪ Greater than the initial index value: $11.80,
▪ Less than or equal to the initial index value but greater than or equal to the downside protection value of 90% of the initial index value: $10 stated principal amount, or
▪ Less than the downside protection value of 90% of the initial index value: $10 times the index performance factor, plus $1.00 This payment may result in a loss of up to 90% of your investment.
Downside protection value:	1,715.994, which is 90% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	1,906.66, the underlying index closing value on the pricing date
Final index value:	The underlying index closing value on the final determination date
CUSIP:	617480124
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.20	$9.80
Total	$2,430,000	$48,600	$2,381,400
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

The “NASDAQ®,” “NASDAQ-100®”, “Nasdaq Global MarketSM” and “NASDAQ-100 Index” are trade or service marks of The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq, and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by The Nasdaq, and The Nasdaq makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 577 dated March 25, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.